Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Revenues of $15.5 Million for Fiscal Year 2013, Product Revenue up 23 Percent

•	EBITDAS for fiscal 2013 improved by $1.8 million to ($1.5) million including $410,000 of one-time severance costs related to the More Pharma transaction and $457,000 expenses related to Ruthigen
•	Cash position of $7.9 million at March 31, 2013, up $3.2 million from March 31, 2012
•	Revenue for fourth quarter of fiscal 2013 of $3.3 million
•	Oculus’ wholly owned subsidiary, Ruthigen, files confidential registration statement on Form S-1 on May 24, 2013

Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif.--(June 13, 2013)--Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial results for the fourth quarter of fiscal year 2013, ended March 31, 2013. Total revenues were $3.3 million for the fourth quarter ended March 31, 2013, compared to $3.4 million for the same period in the prior year. Product revenues, including product licensing fees, were flat for the fourth quarter ended March 31, 2013, as compared to the same period in the prior year, with increases in Europe, China, India and Singapore offset by declines in the United States and Mexico. The flat quarterly revenue growth was the result of two factors: 1) the More Pharma transaction reduced Oculus’ short-term revenue growth despite a 49% increase in unit volume sales, while improving operating profitability and long-term revenue growth prospects, and 2) the delayed seasonal purchasing in the ranch and farm animal market of the Vetericyn™ animal healthcare products due to late winter storms.

“Our most important near term goal is to support our wholly owned subsidiary, Ruthigen, in its intended initial public offering. We believe Ruthigen will enable us to develop our next-generation technology as a drug designed for use in the surgical suite,” said Jim Schutz, Oculus CEO. “Further, we believe the separation of Ruthigen from our company will create additional value for our respective shareholders – ours and theirs – while offering healthcare providers a new tool in the fight to reduce infection and enabling Oculus to reduce its operating expenses while targeting EBITDAS breakeven.  Specific to Oculus’ continued growth, we anticipate our More Pharma partnership south of the border will continue to increase our operating profitability while providing strong long-term growth prospects with continued high unit growth, although initially reducing short-term top line growth. We predict additional growth for Oculus will also be generated by new products, new partners and new territories in the United States and abroad.”

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Product revenue in the United States for the three months ended March 31, 2013, decreased $167,000, or 12%, due to a decline in sales of Oculus’ animal healthcare products, partially offset by increases in sales of dermatology and wound care products. The company recorded revenue in the amounts of $658,000 and $957,000, for the three months ended March 31, 2013, and 2012, respectively, from Oculus’ animal healthcare partner, Innovacyn. Late winter storms in the East and Midwest delayed spring sales in the farm and ranch animal sectors. Revenue growth attributed to Oculus’ dermatology partners reflected strong unit growth as three new product lines were launched over the past year.

Revenue in Mexico for the three months ended March 31, 2013, decreased $48,000, or 4%, when compared to the same period in the prior year caused by the lower sales price per unit sold to Oculus’ partner, More Pharma. The number of units sold by More Pharma increased 49% compared to the same period last year. In addition, Oculus recognized $370,000 related to the amortization of upfront product licensing fees paid by More Pharma, Oculus’ new exclusive distributor in Mexico and Latin America. The increase in units sold and the amortization was offset by about a 54% reduction in the overall average sales price per unit. Also, due to the transfer of the sales function of Oculus’ products in Mexico to More Pharma, Oculus reduced or transferred the cost of the salespeople and promotions thereby eliminating those operating costs, thus improving the company’s operating profitability in Mexico.

Revenue in Europe and Rest of World for the three months ended March 31, 2013, increased $205,000, or 52%, as compared to the same period in the prior year, primarily as the result of increases in sales in Europe, China, India and Singapore.

Oculus reported gross profit related to sales of Microcyn®-based products of approximately $2.2 million, or 69% of product revenues, during the three months ended March 31, 2013, compared to a gross profit of $2.1 million, or 67% of product revenues, for the same period in the prior year. The slightly higher gross profitability is primarily the result of improved product mix in the United States, partially offset by lower gross margins in Mexico as a result of the reduction in the unit pricing in connection with the More Pharma transaction.

Total operating expenses decreased by $30,000, or 1%, to $3.6 million for the three months ended March 31, 2013. Operating expenses minus non-cash expenses during the three months ended March 31, 2013 were $3.4 million, up from $3.1 million for the same period in the prior year. Research and development expenses were $669,000 for the three months ended March 31, 2013, up $193,000 due to higher preclinical expenses related to Ruthigen. Selling, general and administrative expense decreased $223,000, or 7%, to $2.9 million during the three months ended March 31, 2013, as compared to $3.1 million for the same period in the prior year. The decrease for the three months ended March 31, 2013 was primarily due to lower selling expenses in Mexico, partially offset by higher expenses related to Ruthigen, compensation and investor-related costs in the United States.

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Loss from operations minus non-cash expenses for the three months ended March 31, 2013, was $1.1 million, compared to $924,000 for the same period in the prior year.

Net loss for the three months ended March 31, 2013, was $2.4 million, an increase of $677,000 from a net loss of $1.8 million for the same period in the prior year. Stock-based compensation charges were $204,000 and $460,000 for the quarters ended March 31, 2013, and 2012, respectively.

As of March 31, 2013, Oculus had unrestricted cash and cash equivalents of $7.9 million, compared with $3.4 million as of March 31, 2012.

Results for Fiscal Year 2013

Total revenue was $15.5 million for the twelve months ended March 31, 2013, compared to $12.7 million for the same period in the prior year. Product revenues, including product licensing fees received, for the twelve months ended March 31, 2013, increased $2.7 million, or 23%, to $14.6 million, as compared to $11.9 million for the same period in the prior year, with revenue increases in the United States, Mexico, China and Singapore, partially offset by a decline in Europe, Middle East and India.

Oculus reported gross profit related to sales of Microcyn®-based products of $10.6 million, or 73% of product revenues, for the twelve months ended March 31, 2013, compared to a gross profit of $8.6 million, or 73% of product revenues, for the same period in the prior year. Total operating expenses minus non-cash expenses increased $236,000, for the twelve months compared to the same period in the prior year. Operating loss minus non-cash expenses (EBITDAS) for the twelve months was $1.5 million, including $410,000 of one-time severance charges related to the More Pharma transaction in Mexico, down $1.8 million, compared to $3.3 million in the same period in the prior year.

Conference Call

Oculus management will hold a conference call today to discuss fourth quarter fiscal 2013 results and to answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 74134211. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences, Inc.

Oculus Innovative Science is a global healthcare company that designs, manufactures and markets prescription and non-prescription products in over 20 countries. The company's products are used to treat patients in surgical/advanced wound management, dermatology, women’s health and animal health markets; addressing the unmet medical needs of these markets, while raising the standard of patient care and lowering overall healthcare costs.  The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com

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Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Oculus Innovative Sciences, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “anticipates,” “believes,” “expects,” “may,” “plans,” and “will,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, the Company may not be able to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, the uncertainties associated with an initial public offering of a separate public company, and the discretion of the Company’s Board of Directors to delay or cancel the spinoff prior to execution, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended March 31, 2012. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Oculus, Microcyn® Technology, and Ruthigen are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited, except for the Year Ended March 31, 2012)

	March 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$7,900	$3,351
Accounts receivable, net	1,707	2,151
Inventories, net	992	953
Prepaid expenses and other current assets	935	505
Total current assets	11,534	6,960
Property and equipment, net	800	806
Deferred offering costs	44	–
Other assets	187	72
Total assets	$12,565	$7,838

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$808	$816
Accrued expenses and other current liabilities	703	844
Current portion of cash settlement liability	37	–
Deferred revenue	2,320	1,619
Current portion of long-term debt, net of debt discount of $521 and $624 at March 31, 2013 and March 31, 2012, respectively	1,259	1,415
Derivative liability	–	55
Total current liabilities	5,127	4,749
Deferred revenue, less current portion	2,619	133
Long-term debt, net of debt discount of $248 and $769 at March 31, 2013 and March 31, 2012, respectively, less current portion	676	1,824
Cash settlement liability, less current portion	62	2,000
Total liabilities	8,484	8,706
Commitments and Contingencies:
Stockholders’ Equity (Deficiency)
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued and outstanding at March 31, 2013 and 2012, respectively		–
Common stock, $0.0001 par value; 14,285,715 shares authorized, 6,583,150 and 4,144,206 shares issued and outstanding at March 31, 2013 and 2012, respectively	1	–
Additional paid-in capital	144,816	134,499
Accumulated other comprehensive loss	(2,991)	(3,053)
Accumulated deficit	(137,745)	(132,314)
Total stockholders’ equity (deficiency)	4,081	(868)
Total liabilities and stockholders’ equity (deficiency)	$12,565	$7,838

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited, except for the Year Ended March 31, 2012)

	Three Months Ended March 31,		Year Ended March 31,
	2013	2012	2013	2012
Revenues
Product	$2,571	$3,116	$12,897	$11,494
Product licensing fees	575	40	1,686	359
Service	189	195	869	891
Total revenues	3,335	3,351	15,452	12,744
Cost of revenues
Product	990	1,039	3,976	3,254
Service	157	177	733	776
Total cost of revenues	1,147	1,216	4,709	4,030
Gross profit	2,188	2,135	10,743	8,714
Operating expenses
Research and development	669	476	2,223	1,981
Selling, general and administrative	2,901	3,124	11,894	13,200
Total operating expenses	3,570	3,600	14,117	15,181
Loss from operations	(1,382)	(1,465)	(3,374)	(6,467)
Interest expense	(264)	(279)	(1,107)	(931)
Interest income	4	1	7	4
Loss due to change in fair value of common stock	(735)	–	(1,599)	–
(Loss) gain due to change in fair value of derivative liabilities	–	(22)	767	282
Other expense, net	(68)	(3)	(125)	(217)
Net loss	(2,445)	(1,768)	(5,431)	(7,329)
Preferred stock deemed dividend	–	–	(1,062)	–
Net loss available to common shareholders	$(2,445)	$(1,768)	$(6,493)	$(7,329)
Net loss per common share: basic and diluted	$(0.44)	$(0.43)	$(1.30)	$(1.85)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	5,604	4,134	4,977	3,912
Other comprehensive loss, net of tax
Net loss	$(2,445)	$(1,768)	$(5,431)	$(7,329)
Foreign currency translation adjustments	79	109	62	(152)
Other comprehensive loss	$(2,366)	$(1,659)	$(5,369)	$(7,481)

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands)

(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2013	2012	2013	2012
(1) Loss from operations minus non-cash expenses (EBITDAS):

GAAP loss from operations as reported	$(1,382)	$(1,465)	$(3,374)	$(6,467)
Non-cash adjustments:
Stock-based compensation	204	460	1,601	2,799
Depreciation and amortization	71	81	268	326
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(1,107)	$(924)	$(1,505)	$(3,342)

(2) Net loss minus non-cash expenses:

GAAP net loss as reported	(2,445)	$(1,768)	$(5,431)	$(7,329)
Non-cash adjustments:
Stock-based compensation	204	460	1,601	2,799
Depreciation and amortization	71	81	268	326
Loss due to change in fair value of common stock	734	–	1,599	–
Loss (gain) due to change in fair value of derivative instruments	–	22	(767)	(282)
Non-cash interest expense	163	145	624	448
Non-GAAP net loss minus non-cash expenses	$(1,273)	$(1,060)	$(2,106)	$(4,038)

(3) Operating expenses minus non-cash expenses:

GAAP operating expenses as reported	$3,570	$3,600	$14,117	$15,181
Non-cash adjustments:
Stock-based compensation	(175)	(426)	(1,469)	(2,686)
Depreciation and amortization	(28)	(43)	(127)	(175)
Non-GAAP operating expenses minus non-cash expenses	$3,367	$3,131	$12,521	$12,320

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net income (loss) minus non-cash expenses is a non-GAAP financial measure. The Company defines net income (loss) minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in the fair value of derivative instruments, and non-cash interest. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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